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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported): May 4, 2000
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                        VoiceStream Wireless Corporation.
                        ---------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                            0-29667                     91-1983600
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(State or other jurisdiction         (Commission File Number)            (IRS Employer
      of incorporation)                                               Identification No.)


3650 131st Avenue S.E. Bellevue, Washington                                 98006
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(Address of principal executive offices)                                  (Zip Code)
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       Registrant's telephone number, including area code: (425) 653-4600
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                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

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Item 2 and Item 5.  Acquisition or Disposition of Assets; Other Events.

         On May 4, 2000, VoiceStream Wireless Corporation, a Delaware corporation ("VoiceStream"), announced the closing of its acquisition of Aerial
Communications, Inc., a Delaware corporation ("Aerial"), through the merger of a subsidiary of VoiceStream, VoiceStream Subsidiary III Corporation ("Sub") with and into Aerial. As a result of the merger, VoiceStream owns all the outstanding stock of Aerial and the directors of Sub became the directors of Aerial, the surviving corporation, after the merger. The merger was accomplished according to the terms of an Agreement and Plan of Reorganization (the "Agreement"), dated as of September 17, 1999, among VS Washington Corporation, a Washington corporation, VoiceStream, Sub, Aerial and Telephone and Data Systems, Inc., a
Delaware corporation ("TDS"). Pursuant to the terms of the Agreement, holders of Aerial Common Shares, other than TDS and Sonera Corporation, have the right to elect to receive for each Aerial Common Share that they own either .455 of a share of VoiceStream common stock or $18.00 in cash. TDS and Sonera will receive
 .455 of a share of VoiceStream common stock for each Aerial Common Share or Aerial Series A Common Share owned by them. VoiceStream will pay cash in lieu of any fractional shares that result from the conversion of Aerial Common Shares and Series A Common Shares into .455 of a share of VoiceStream common stock. The closing price of VoiceStream common stock on May 3, 2000, as reported on the Nasdaq Stock Market was $100.625.

         Assuming all holders of Aerial Common Shares elect to receive .455 of a share of VoiceStream common stock in exchange for each Aerial Common Share that they own, VoiceStream will issue approximately 52,324,652 shares of VoiceStream common stock in exchange for the outstanding Aerial Common Shares and Series A
Common Shares and, following the issuance of such shares, will have a total equity market capitalization of approximately $21.4 billion, based on the May 3 closing price of VoiceStream common stock.

         Pursuant to the terms of the Agreement, on May 4, 2000, TDS became a party to a voting agreement executed on February 25, 2000, by and among VoiceStream and the principal stockholders of VoiceStream set forth on Schedule
I of the voting agreement. The voting agreement governs the voting of the VoiceStream common stock held by the parties thereto with respect to the election of directors.

         Based in Bellevue, WA, VoiceStream is a leading provider of wireless communications services in the United States. Aerial is also a provider of wireless communications services. VoiceStream will integrate the Aerial operations and the recently acquired Omnipoint Corporation operations with its present operations. As a result of the acquisition of Aerial, VoiceStream, together with joint ventures in which VoiceStream is an investor, has licenses to provide service to over 218 million people with operating systems from New
York to Hawaii. With licenses, including those of joint ventures in which VoiceStream is an investor, in 23 of the top 25 markets VoiceStream is one of the major providers of telecommunications services in the country. VoiceStream is the largest provider of personal communications service using the globally dominant GSM technology in the United States. VoiceStream is a member of the North American GSM Alliance LLC, a group of U.S. and Canadian digital wireless
PCS carriers. The GSM Alliance

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helps provide GSM wireless communications for its customers in more than 4,000
U.S. and Canadian cities and towns as well as international service.

Item 7.  Financial Statements and Exhibits.

         No financial statements are filed herewith. VoiceStream is required to file financial statements by amendment hereto no later than 60 days after the date that this Current Report on Form 8-K must be filed.

         The following exhibits are filed herewith:

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
Exhibit
Number                  Description of Exhibit
-------                 ----------------------
  10.1                  Voting Agreement dated as of February 25, 2000 by and
                        among VoiceStream and the stockholders set forth on
                        Schedule I thereto.

  10.2                  Acceptance by TDS of above Voting Agreement, dated May
                        4, 2000.

  99                    Press release dated May 5, 2000.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.


Date:    May 4, 2000                    VOICESTREAM WIRELESS CORPORATION
                                        (Registrant)


                                        By:  /s/ Alan R. Bender
                                             -----------------------------------
                                             Name:  Alan R. Bender
                                             Title: Executive Vice President